ASSET PURCHASE AGREEMENT

Among

Seaport Group Enterprises LLC, a California limited liability company

As Buyer

PNC, INC., a California corporation

As Seller

and

PETER CAMARDA AND NANCY CAMARDA
THE SOLE STOCKHOLDERS OF
Seller

Dated as of August 15, 2019

SM PC NC

TABLE OF CONTENTS

Page

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of August 15, 2019 among **Seaport Group Enterprises LLC**, a California limited liability company ("Buyer"), PNC, INC., a California corporation("Seller") and **Peter Camarda** and **Nancy Camarda**, the sole equity holders of Seller (the "Stockholders").

W I T N E S E T H:

WHEREAS, Seller is the owner of a meat manufacturing company located at 2533 Folex Way, Suite B, Spring Valley, California 91978, doing business as Seaport Meat Company;

WHEREAS, Seller conducts the Business of Seaport Meat Company as described on Schedule 1 hereto (the "Business"); and

WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer, in accordance with the terms and subject to the conditions of this Agreement, certain of the assets, properties and rights belonging to Seller that are used in or pertain to the Business and all necessary to operating the Business as its currently being operated;

NOW, THEREFORE, in consideration of the mutual promises, covenants and other agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

"Acquisition Proposal" shall mean any proposal for the acquisition of, or merger or other business combination involving, Seller or the sale of any equity interest in, or a substantial portion of the assets of, Seller other than the transactions by Buyer as contemplated by this Agreement.

"Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

"Agreement" or "this Agreement" shall mean, and the words "herein", "hereof" and "hereunder" and words of similar import shall refer to, this agreement, and the Schedules hereto, as the same from time to time may be amended.

"Assumption Agreement" shall mean the Assumption Agreement in the form of Schedule 2.5 between Seller and Buyer.

"Audit" or "audited" when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent public accountants in accordance with GAAP consistently applied for the purpose of expressing an opinion thereon.

"Balance Sheet" shall mean the balance sheet of Seller included in their unaudited financial statements as at and for the fiscal period ended June 30, 2019.

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"Balance Sheet Date" shall mean June 30, 2019.

"Bill of Sale" shall mean the Bill of Sale in the form of Schedule 6.3(d)(i) hereto.

"Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, the City of New York, are authorized or obligated by law or executive order to close.

"Certificate of Incorporation" shall mean the certificate of incorporation, articles of incorporation or charter of a corporation howsoever denominated under the laws of the jurisdiction of its organization.

"Close of Business" on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that if such date is not a Business Day, "Close of Business" shall mean 5:00 p.m., New York time, on the next succeeding Business Day.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

The term "control", with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

"Due Diligence Period" shall mean 30 calendar days after delivery to Buyer or Buyer's Counsel of all documents requested by Buyer.

"GAAP" shall mean generally accepted accounting principles in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or as may be generally accepted by the accounting profession of the United States.

"Liability" shall mean any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

"Lien" shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

The term "person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

"Subsidiary" as to any person shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, by such person.

"Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean (i) (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or

add-on minimum tax, customs, duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the person being a member of an affiliated or combined group with any other person at any time on or prior to the Closing Date and (iii) any liability of the person for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

"Taxable Year" shall mean, with respect to any Tax, the calendar or fiscal year, or shorter period, for which the Tax is computed and the Return for such Tax is made.

"Transaction Documents" shall mean, collectively, this Agreement, the Consulting and Covenant Not to Compete Agreement, the Assumption Agreement, the Bill of Sale, Lease Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

The term "voting power" when used with reference to the capital stock of, or units of equity interests in, any person shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors of such person (if such person is a corporation) or to participate in the management and control of such person (if such person is not a corporation).

SECTION 1.2 Interpretation. Unless the context otherwise requires, the terms defined in Section 1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in this Article I, and those accounting terms used in this Agreement not defined in Section 1.1, except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. Except as otherwise expressly provided herein, all terms used in conjunction with a description of securities shall have the meanings given to those terms under the 1934 Act. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate.

ARTICLE II

PURCHASE AND SALE; CLOSING; OTHER MATTERS

SECTION 2.1 Purchase and Sale of Purchased Assets. Except as otherwise provided in Section 2.3, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire and purchase from Seller, all the Purchased Assets, free and clear of all Liens. As used in this Agreement, the term "Purchased Assets" shall mean all of the properties, rights, goodwill, franchises, interests and assets of every kind, real, personal or mixed, tangible or intangible, and wheresoever situated, of the Business and belonging to Seller whether or not reflected on the books and records of Seller, other than the Excluded Assets, including, but not limited to:

(a) All trademarks, trade names, service marks, logos, designs and other intangible property (including all Federal, state and foreign registrations and applications for registration of such trademarks, trade names, service marks, logos or designs) owned by Seller if used in the Business;

(b) All rights, titles and interests of Seller in, to and under all Contracts;

(c) All customer lists, credit policies and credit information with respect to all customers of, and all cost and pricing data for, the Business and referral sources of and to the Business;

(d) All supplier lists, product specifications, bills of materials, and all other product information;

(e) All employee records for all personnel of the Business with respect to employees to be employed by Buyer;

(f) All existing business plans, advertising and promotional plans, product development plans, forecasts, market research reports and competitor information;

(g) All existing formulae, technology, trade secrets, know-how, computer software programs and electronic data processing software used by Seller in connection with the Business, and other similar data; and

(h) All rights under permits, licenses, franchises, distribution agreements and similar authorizations of Seller (including all rights of Sellers to obtain renewals and extensions thereof); and

(i) All assets currently utilized to operate the Business.

SECTION 2.2 Transfer, Assignment and Conveyance of Purchased Assets.

(a) Instruments of Transfer, Assignment, Conveyance and Assumption, Etc. At the Closing, Seller will deliver to Buyer the Bill of Sale, Assumption Agreement, instruments of transfer of Intellectual Property Rights, and any other instruments of transfer, conveyance and assignment deemed necessary or desirable by Buyer to transfer all the Purchased Assets, all as provided in Section 2.1. Simultaneously therewith, Seller shall take all steps as may be reasonably necessary or desirable to put Buyer in possession or control of all the Purchased Assets. At the Closing, Buyer will deliver to Seller the Assumption Agreement and any other instruments of assumption necessary to evidence the assumption by Buyer of the Assumed Liabilities, all as provided in Section 2.5.

(b) Power of Attorney; Right of Endorsement. Effective upon the Closing Date, Seller hereby constitutes and appoints Buyer, and any successors and assigns, as the true and lawful attorney of Sellers with full power of substitution, in the name of Buyer, or the name of Seller, on behalf of and for the benefit of Buyer, to (i) institute and prosecute all proceedings which Buyer may deem proper in order to assert or enforce any claim, right or title of any kind in or to the Purchased Assets to be transferred, conveyed and assigned as provided herein, (ii) with notice to Seller as provided herein, defend and compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and (iii) do all such acts and things in relation thereto as Buyer may deem advisable. Seller agrees that the foregoing powers are coupled with an interest and shall not be revocable by the dissolution of Seller or in any other manner or for any reason.

(c) Further Assurances. At any time and from time to time after the Closing Date, upon the request of Buyer, Seller and the Stockholders will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required for the better transferring, assigning, conveying, granting, assuring and confirming to Buyer, or for aiding and assisting in the collection of or reducing to possession by Buyer, any of the Purchased Assets to be transferred, conveyed and assigned hereunder or to vest in Buyer all of Seller's right, title and interest in and to the Purchased Assets being conveyed hereunder. At any time and from time to time after the Closing Date, upon the request of Seller, Buyer will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further acts, assumptions or assurances as may be reasonably required for the better assuming by Buyer of the liabilities and obligations being assumed by Buyer hereunder. Seller and Buyer will each, respectively, bear their own costs and expenses incurred in compliance with their obligations under this Section 2.2(c).

(d) Access by Buyer and Seller. Those books and records the possession of which are not being transferred to Buyer pursuant to this Agreement which relate to the Purchased Assets shall be preserved and maintained by Seller for three (3) years from the Closing Date. Seller and Stockholders shall give to Buyer and its authorized Representatives, during normal business hours, such access to such books and records retained by Seller and Stockholders as may be reasonably required by Buyer. Buyer shall be entitled, at its own expense, to make extracts and copies thereof and Seller and Stockholders shall cooperate with Buyer in connection with accomplishing the same. Those books and records relating to the Purchased Assets being transferred to Buyer shall be preserved and maintained by Buyer for three (3) years from the Closing Date and shall be made available to Seller at its expense for copying at reasonable times, upon reasonable notice.

SECTION 2.3 Excluded Assets. Anything in Section 2.1 to the contrary notwithstanding, there shall be excluded from the assets, properties, rights and business to be transferred to Buyer hereunder those items listed on Schedule 2.3 attached hereto. Such assets, properties and rights not being purchased by Buyer as aforesaid are hereinafter collectively called the "Excluded Assets".

SECTION 2.4 Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the transfer, conveyance and assignment of the Purchased Assets:

(a) At the Closing, Buyer shall deliver to Seller by wire transfer, certified check or official bank check, made payable to the Law Offices of Jonathan P. Musgrove, APC, attorney for Seller, to be deposited in an attorney-client trust account for the benefit of Seller, in immediately available funds, Four Million Two Hundred Fifty Thousand US Dollars and zero cents ($4,250,000.00);

(b) At the Closing, Buyer shall deliver to Seller by wire transfer, certified check or official bank check, made payable to the Seller, in immediately available funds, the Inventory Cost. It is anticipated that the Inventory Cost will be approximately Eight Hundred Thousand US Dollars and zero cents ($800,000.00) to One Million US Dollars and zero cents ($1,000,000.00). The parties acknowledge the inventory changes any time a purchase order or an accounts receivable invoice is processed in the ordinary course of business. Immediately before Closing, the Seller and Buyer will take a closing inventory of merchandise. The purchase price for the Seller's inventory of merchandise, computed at Seller's cost, will be the actual cost as reflected in the Seller's invoice records of inventories on hand at Closing, as adjusted below (the "Inventory Cost").

(c) All receivables, payables and unrealized rebates of Seller shall be calculated at least five (5) business days before Closing, followed by a true-up as of the Closing, and shall be prorated at Closing in favor of Buyer and/or Seller, as the case may be. All other pro-ratable expenses shall be prorated at the Closing. All unrealized rebates from purchases and sales shall be credited from Buyer to Seller at Closing.

SECTION 2.5 Assumption of Liabilities.

(a) Liabilities Assumed by Buyer. In addition to payment of the Purchase Price, except for the Excluded Obligations (as defined below), Buyer shall assume, as of the Closing Date, the liabilities and obligations of Seller relating to the Business listed on Schedule 2.5(a) attached hereto. Such obligations and liabilities to be assumed by Buyer pursuant to this Agreement are sometimes collectively referred to herein as the "Assumed Liabilities." At the Closing, Buyer and Seller shall enter into an assumption agreement (the "Assumption Agreement"), substantially in the form annexed hereto as Schedule 2.5. For a period of 90 days after Closing, Seller and Stockholders shall cooperate with Buyer for the purchase of additional inventory from Seller's vendors, upon reasonable request and notice from Buyer. Notwithstanding the foregoing, if any vendor of Seller declines to offer credit to or conduct business with Buyer, Buyer shall not have the right to terminate this Agreement and any such declination shall not be considered Seller's breach of this Agreement unless such declination is a result of the willful action of Stockholder. Willful action constituting a breach of this Agreement does not include Seller or Stockholder's failure to provide guarantees, personal guarantees or collateral to any vendor in favor of Buyer, the Business or Purchased Assets.

(b) Liabilities Not Assumed by Buyer. Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for any liability or obligation of Seller or any other person relating to the Business which, is not listed on Schedule 2.5(a). Such obligations and liabilities of Seller not being assumed by Buyer are referred to herein, collectively, as "Excluded Obligations". Seller and the Stockholders shall take any and all action which may be necessary to prevent any person from having recourse against any of the Purchased Assets or against Buyer as transferee thereof with respect to any Excluded Obligations and shall indemnify Buyer and hold it harmless therefrom.

SECTION 2.6 Closing. The Closing (the "Closing") of the purchase and sale of the Purchased Assets hereunder shall take place as a "mail-away" Closing, with all documents executed in the Parties' respective locations and originals delivered to the attorney for Buyer and attorney for Seller and Stockholders at least one (1) business day before Closing. The Closing shall occur as soon as all of the conditions to Closing set forth herein have been met; however; it is anticipated that the Closing shall occur on or around August 30, 2019 (The date of the Closing being hereinafter called the "Closing Date".). All transactions consummated at the Closing shall be deemed to have taken place simultaneously and shall be deemed to be effective as of the Close of Business of Seller on the Closing Date.

SECTION 2.7 Effective Date. To the extent permitted by applicable law and provided the Closing has occurred, the parties intend that all of the Purchased Assets shall be deemed vested in and with the Buyer, effective as of the Closing Date to reflect the principle that except as otherwise provided herein, all income and expenses attributable to the Purchased Assets and the Business for the period prior to the Closing Date are for the account of Seller and all income and expenses attributable to the Purchased Assets and the Business for the period on and after the Closing Date are for the account of Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

Seller and the Stockholders hereby jointly and severally represent and warrant to Buyer that:

SECTION 3.1 Authority Relative to this Agreement. Seller and the Stockholders have full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby (the "Contemplated Transactions"). The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by Seller and the Stockholders and no other proceedings on the part of Seller or the Stockholders (or any other person) is necessary to authorize the execution and delivery by Seller and the Stockholders of this Agreement or the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Seller and the Stockholders, and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of such party enforceable against such party in accordance with its terms except as such obligations and their enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by Seller and the Stockholders of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions will not: (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of Seller; (ii) require Seller or the Stockholders to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 3.2 (the "Required Consents"); (iii) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, or otherwise cause the termination of or give any other contracting party to a contract the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase order, sales order, agreement with customer, agreement with supplier, union contract, collective bargaining agreement, mortgage, license, permit, franchise, commitment or other binding arrangement, whether written, oral, express or implied, (the "Contracts") to which Seller is a party or by or to which Seller or any of its properties may be bound or subject, or result in the creation of any Lien upon the Purchased Assets or upon the properties of Seller pursuant to the terms of any such Contract; (iv) if the Required Consents are obtained, violate any Order of any Governmental Body against, or binding upon, Seller or upon its respective securities, properties or business; (v) if the Required Consents are obtained, violate any Law of any Governmental Body, or (vi) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit.

SECTION 3.3 Corporate Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or the results of operations of Seller and its Affiliates, individually or taken as a whole (the "Condition of the Business"). Seller is duly qualified to do business as a foreign corporation in each of the jurisdictions listed on Schedule 3.3 hereto.

SECTION 3.4 Subsidiaries. Seller does not own, directly or indirectly, any equity or other interest in any other person and has no Subsidiaries.

SECTION 3.5 Charter Documents and Corporate Records. (a) Seller has, or will within five (5) business days after execution of this Agreement, heretofore delivered to Buyer true and complete copies of the Articles of Incorporation (certified by the Secretaries of State or other appropriate official of its jurisdictions of incorporation) and By-laws (certified by Seller's secretary or an assistant secretary), or comparable instruments, of Seller as in effect on the date hereof. The stock books of Seller which have been made available to Buyer for its inspection are true and complete. The Stockholders are the sole record and beneficial owner of all of the outstanding capital stock of Seller and there are no options, warrants or other agreements of any kind outstanding or proposed to be issued with respect to the capital stock of Seller.

(b) All financial, business and accounting books, ledgers, accounts and other records relating to Seller have been properly and accurately kept and completed in all material respects.

SECTION 3.6 Financial Statements. (a) Seller has, or will within five (5) business days after execution of this Agreement, delivered to Buyer, together with supporting schedules, un-audited financial statements of Seller consisting of a balance sheet, statements of income and retained earnings and statements of cash flows as at and for each of Seller's fiscal years ended December 31, 2018, 2017 and 2016 and for the six (6) month period ending June 30, 2019. Such financial statements (collectively, the "Financial Statements") present fairly the financial position of Seller and the results of its operations and changes in financial position as of the dates and for the periods indicated, in conformity with GAAP consistently applied during such periods.

(b) Except as set forth on Schedule 3.6(b): (i) As at the Balance Sheet Date, Seller did not have any Liabilities that were not fully and adequately reflected or reserved against on the balance sheet contained in, or in the notes to, the Financial Statements; (ii) Seller has not, except in the ordinary course of business consistent with past practice and except for customary expenses incurred in connection with the Contemplated Transactions, incurred any Liabilities since the Balance Sheet Date; and (iii) neither Seller nor the Stockholders have any knowledge of any circumstance, condition, event or arrangement that they reasonably anticipate would hereafter give rise to any Liabilities of Seller or any successor to its businesses except Liabilities arising in the ordinary course of business consistent with past practice and customary expenses incurred in connection with the Contemplated Transactions.

(c) All the accounts receivable of Seller (the "Receivables") reflected in the Balance Sheet and all Receivables that have arisen since the Balance Sheet Date (except such Receivables as have been collected since such date) are valid and enforceable claims, and constitute bona fide Receivables

resulting from the sale of goods and services in the ordinary course of business in conformity with applicable purchase orders and agreements. Such Receivables are subject to no valid defense, offsets, returns, allowances or credits of any kind other than defenses, offsets, returns, allowances and credits arising in the ordinary course of business.

SECTION 3.7 Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by this Agreement or disclosed in Schedule 3.7, Seller has conducted its business in the ordinary course consistent with past practices and there has not been:

(a) Any event that has had or would reasonably be expected to have an adverse effect on the operations of Seller, individually or in the aggregate;

(b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller;

(c) Any amendment to the Articles of Incorporation or By-laws of Seller or any amendment to any term of any outstanding security of Seller;

(d) Any (i) incurrence, assumption or guarantee by Seller of any debt other than in the ordinary course of business in amounts and on terms consistent with past practices, (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of Seller, or (iii) issuance or sale of options or other rights to acquire from Seller, directly or indirectly, debt securities of Seller or any securities convertible into or exchangeable for any such debt securities;

(e) Any creation, incurrence or assumption by Seller of any lien on any asset other than (i) liens for Taxes not yet due or being contested in good faith (and for which adequate reserves have been established); (ii) liens which do not materially detract from the value of such asset as now used, or materially interfere with any present or intended use of such asset; or (iii) warehousemen's, mechanics', carriers', landlords', repairmen's or other similar liens arising in the ordinary course of business;

(f) Any making or forgiving of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practices;

(g) Any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or assets of Seller which, individually or in the aggregate, has had or will reasonably be expected to have a material adverse effect on its operations;

(h) Any change in any method of accounting or accounting practice by Seller or billing, collection or marketing practices;

(i) Any assumption or guarantee of the obligations of any person;

(j) Any grant of any severance or termination pay to any stockholders, officer or employee of Seller, any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any stockholders, officer, director or employee of Seller or any increase in benefits payable under any existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any stockholder, officers, directors or employees of Seller, other than routine increases for employees (other than the stockholders) in the ordinary course of business;

(k) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Seller, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(l) Any intentional waiver of any material right under any Contract of the type required to be set forth on any Schedule;

(m) Except for any changes made in the ordinary course of business, any material change in any business policies of Seller, including advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies;

(n) Except in the ordinary course of business, any payment, directly or indirectly, of any Liability before the same became due in accordance with its terms;

(o) Any termination or failure to renew, or the receipt of any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to the operation; or

(p) Any agreement or arrangement made by Seller to take any action which, if taken prior to the date hereof, would have made any representation or warranty in this Section untrue or incorrect in any material respect.

After the completion of Due Diligence and before Closing, Buyer and Seller shall coordinate payment of all outstanding vendors pursuant to the terms required by each vendor.

SECTION 3.8 Properties. (a) Schedule 3.8(a) sets forth a brief description (including the address) of all real property leased or owned by Seller for the benefit of the Business ("Real Property Leases"); the date of the lease and any amendments thereto, the term thereof, the term of any renewal options and the aggregate monthly rental payable thereunder. Buyer shall assume the Real Property Leases described on Schedule 3.8(a). Seller's Business operates at 2533 Folex Way, Suite B, Spring Valley, CA 91978 ("Business Premises"). Stockholders, individually or through a family trust or other entity, own the Business Premises and such ownership will not transfer to Buyer under this Agreement. The parties have agreed that Stockholders will lease the Business Premises to Buyer, the terms of which are set forth in a Lease Agreement in the form attached hereto as Exhibit 3.8.

(b) Schedule 3.8(b) sets forth a complete and correct list and description of all tangible property (the "Tangible Property"), owned or used by Seller in the Business or which Seller holds an option to acquire having a value individually of $1,000 or more or $5,000 or more in the aggregate in the case of any group of similar items of Tangible Property, including, without limitation, all machinery, equipment, furniture, furnishings, leasehold improvements, fixtures, vehicles and structures. All Tangible Property has been maintained in the ordinary course and is in a state of working order except for a nonmaterial portion of such Tangible Property that may be undergoing repairs or maintenance in the ordinary course.

(c) Except as set out in Schedule 3.8(c), Seller has good title to, or in the case of leased property have valid leasehold interests in, all properties and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date except for properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business consistent with

past practice. Except as set forth on Schedule 3.8(c), none of such properties or assets are subject to any Liens, except:

(i) Liens disclosed on the Balance Sheet or the notes thereto;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the Balance Sheet);

(iii) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets; or

(iv) Warehousemen's, mechanics', carriers', landlords', repairmen's or other similar Liens arising in the ordinary course of business.

SECTION 3.9 Contracts. (a) Except for: (i) purchase orders with suppliers or sales orders from patients or customers arising in the ordinary course of business; and (ii) Contracts pursuant to the terms of which Seller is to make or receive payments in the ordinary course of Seller's business on a short-term basis throughout the term thereof, Schedule 3.9 sets forth as of the date hereof a complete and accurate list and description of all Contracts to which Seller's Business is a party or by or to which it or its assets or properties are bound or subject, including, without limitation:

(i) Contracts with any current or former shareholder, officer, director, employee, independent contractor, consultant, agent or other representative or with any Affiliate of any of the foregoing;

(ii) Contracts with any labor union or association representing any employee;

(vii) Contracts for the purchase of materials, supplies, equipment, merchandise or services in excess of $5,000 for any one individual item;

(iv) Other than in the ordinary course of business: (A) Contracts for the sale of any of its assets or properties or business; or (B) Contracts for the grant to any person of any preferential rights to purchase any of its assets or properties;

(v) Partnership or joint venture Contracts;

(vi) Contracts under which Seller agrees to indemnify any party;

(vii) Contracts under which Seller agrees to share Tax Liability of or with any party;

(viii) Contracts that cannot be cancelled without liability, premium or penalty;

(ix) Contracts that can be cancelled only on thirty (30) days or more notice;

(x) Any special financial arrangements with the largest (in terms of sales volume) 25 customers of Seller that is outside of Seller's published policies including, but not limited to, any arrangements relating to chargebacks, allowances, credits, discounts and payment terms;

(vi) Contracts with any person to advertise or market Seller's products or services other than in the ordinary course of business;

(xi) Contracts containing covenants not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete in any line of business or in any geographical area (or not to solicit or accept any business);

(xii) Contracts relating to the acquisition of any operating business or the capital shares of any other person;

(xiii) Options for the purchase or sale of any asset, tangible or intangible;

(xiv) Contracts requiring the payment to any person of an override or similar commission or fee;

(xv) Contracts relating to all Debt;

(xvi) Contracts with customers, independent suppliers, contractors and manufacturers;

(xvii) Sales agency, licensing, representative or distributorship Contracts;

(xviii) Contracts for the payment of fees or other consideration to any officer or director of Seller or to any other entity in which any of the foregoing has an interest;

(xix) Management Contracts and other similar agreements with any person;

(xx) Any other Contracts not made in the ordinary course of business or pursuant to the terms of which there is either a current or future obligation or right of Seller to make payments or receive payments in excess (individually or, in the case of any group of similar items, in the aggregate) of $5,000 throughout the term thereof. Schedule 3.9 also lists and describes the status of all Contracts currently in negotiation or proposed by Seller as to which there exists a draft agreement, letter of intent or similar instrument and which is of a type which if entered into by Seller would be required to be listed on Schedule 3.9 or on any other Schedule (the "Proposed Contracts").

(b) There are no Contracts, other than those set forth on Schedule 3.9, and on any other Schedule hereto, that are required to be disclosed hereunder. Except as set forth on Schedule 3.9, all such Contracts and all Contracts reflected on any other Schedule hereto are valid, subsisting, in full force and effect and binding upon Seller and on the other parties thereto in accordance with their terms, and the Seller has paid in all respects or accrued all amounts due thereunder and has satisfied in all respects or provided for all of its liabilities and obligations thereunder to be satisfied or provided for through the date hereof, and is not in default under any of them in any material respect, nor, to the best knowledge of Seller, is any other party to any such Contract in default thereunder in any respect nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 3.9 hereto, Seller is not a party to or bound by any Contract that either individually or in the aggregate adversely affects the Condition of the Business. Except as separately identified on Schedule 3.9 hereto or on any other Schedule, no approval or consent of any person is needed in order that the Contracts set forth on Schedule 3.9 or on any other Schedule continue in full force and effect following the consummation of the Contemplated Transactions. Except as set forth on Schedule 3.9 or any other Schedule, the termination of any Contract will not cause the Buyer or Seller to incur any penalty, loss, expense or termination payment.

(c) There have been delivered to Buyer, true and complete copies of (i) all of the Contracts required to be set forth on Schedule 3.9 or on any other Schedule and (ii) the most recent draft, letter of intent or term sheet of all of the Proposed Contracts required by the provisions of Section 3.9(a)(xxi) to be set forth on Schedule 3.9.

SECTION 3.10 Intangible Property. (a) Schedule 3.10 sets forth all patents, trademarks, copyrights, service marks and trade names owned or used by Seller relating to the Business, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from Seller relating to any of the foregoing (the "Intellectual Property Rights"), and there are no other patents, trademarks, copyrights, service marks and trade names that are material to the Business. Except as provided on Schedule 3.10: (i) with respect to trademarks material to the Business as presently conducted (and only in such jurisdictions where such trademarks are material to the Business as presently conducted), all renewals of the registrations set forth in Schedule 3.10 for such trademarks have been appropriately filed; (ii) Seller has exercised its best efforts to ensure compliance with all registration requirements, and have paid all necessary government fees; and (iii) the trademark registrations material to the Business as presently conducted are valid with respect to Services that are covered by the registrations. Within 90 days after Closing, Buyer shall cause to be transferred ownership of all trademarks sold by Seller hereunder.

(b) Seller has the right to use, free and clear of any claims or rights of others, all trade secrets, know-how, processes, technology, blue prints, art work, films, negatives, photographs, separations, patterns and package and other designs utilized in or incident to the conduct of the Business.

(c) Except as set forth on Schedule 3.10, no Intellectual Property Rights or any other such right is subject to any security interest or outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof. Except as set forth on Schedule 3.10, (i) Seller, during the three years preceding the date hereof, has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the Business which has not been terminated prior to the date hereof and which involves a claim of infringement of any Intellectual Property Rights; and (ii) the Stockholders and Seller have no knowledge of any such charge or claim of any infringement during the three years preceding the date hereof by any other person of any Intellectual Property Rights.

SECTION 3.11 Claims and Proceedings. Except as set forth on Schedule 3.11, there are no

outstanding Orders of any Governmental Body against or involving Seller other than Orders affecting the home health care industry generally. Except as set forth on Schedule 3.11, there are no actions, suits, claims or counterclaims or legal, administrative or arbitral proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), pending or threatened, against or involving Seller, the Business, the Purchased Assets or Seller's properties which: (i) involve a claim for the payment of money damages of $10,000 or more; (ii) relate to employment, regardless of amount; or (iii) individually or in the aggregate, would have an adverse effect upon the Contemplated Transactions or upon the Condition of the Business. Except as set forth on Schedule 3.11, there is no fact, event or circumstances that would give rise to any Claim that would be required to be set forth on Schedule 3.11 if currently pending or threatened. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 3.11 have been timely and duly given and, except as set forth on Schedule 3.11, no insurance company has asserted in writing that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or threatened that would give rise to any right of indemnification on the part of any director or officer of Seller or the heirs, executors or administrators of such director or officer, against Seller or any successor to the Business of Seller.

SECTION 3.12 Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Seller which has or would reasonably be expected to have the effect of prohibiting (i) competition by Seller, (ii) any business practice of Seller, (iii) any acquisition of property by Seller, or (iv) the conduct of the Business.

SECTION 3.13 Taxes. (a) Except as set forth on Schedule 3.13, (i) all Tax returns, statements, reports and forms required to be filed with any Taxing Authority by or on behalf of Seller (collectively, the "Returns") have been timely filed through the date hereof or will be filed when due (taking into account any extension granted by the appropriate Taxing Authority), in accordance with all applicable Laws; (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding the income, business, assets, operations, activities and status of Seller and any other information required to be shown therein; (iii) Seller has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed; (iv) Seller is not delinquent in the payment of any Tax or has not requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (v) no deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been proposed, asserted or assessed in writing against Seller (or any member of any affiliated or combined group of which Seller is or has been a member); (vi) Seller (or any member of any affiliated or combined group of which Seller is or has been a member) has not granted any extension or waiver of the limitation period applicable to any Returns; (vii) Seller has not filed any consent or election under the Code, other than such consents and elections, if any, reflected in the Returns; (viii) there is no claim, audit, action, suit, proceeding or investigation now pending against or with respect to Seller in respect of any Tax or assessment; (ix) there are no Liens for Taxes upon the assets of Seller; (x) Seller has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Return together other than one filed by Seller; (xi) Seller has complied with all Laws relating to Tax withholding; and (xii) Seller is not currently under any contractual obligation to indemnify any other person with respect to Taxes.

(b) True and correct copies of the Returns for the years 2018, 2017 and 2016 have been delivered to Buyer.

(c) Neither Buyer nor Seller shall be required to pay any amount to anyone else pursuant to any tax-sharing or tax allocation agreement to which Seller is a party.

(d) Seller does not hold or has not held a permit, registration, certificate or like instrument as a "dealer" or other collecting agent from a state Taxing Authority under which it collects sales tax from its business operations and remits such tax to such Taxing Authority.

SECTION 3.14 Employment Related Matters. Except as set forth in Schedule 3.14, (a) Seller is not a party to any contract or agreement with any labor organization or other representative of its employees; (b) there is no unfair labor practice charge or complaint pending or, to Seller's best knowledge, threatened against Seller; (c) there is no labor strike, slowdown, work stoppage or other labor controversy in effect or, to Seller's best knowledge, threatened against or otherwise affecting Seller; (d) Seller has not experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three years; (e) no representation question has been raised respecting any employees of Seller working within the past three years, nor, to the best knowledge of Seller, are there any campaigns being conducted to solicit authorization from any employees of Seller to be represented by any labor organization; (f) no collective bargaining agreement relating to any employees of Seller is being negotiated other than extensions or renewals of existing agreements set forth in Schedule 3.14; (g) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court, governmental agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of Seller's employees, is pending or, to Seller's best knowledge, threatened against Seller; (h) Seller is not a party to, or otherwise bound by, any consent decree with, citation or order by, any Governmental Body relating to its employees or employment practices relating to the employees; (i) Seller is in compliance in all material respects with all applicable laws, policies, procedures, agreements and contracts, relating to employment, employment practices, wages, hours, and terms and conditions of employment; (j) Seller has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof.

SECTION 3.15 Potential Conflicts of Interest. Except for the Excluded Assets, no officer, director or Affiliate of Seller, Stockholder, spouse of any such officer, director or Affiliate of a Stockholder, lineal descendant of the Stockholder and no entity controlled by one or more of the foregoing:

(a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of Seller;

(b) owns, directly or indirectly, in whole or in part, any material property that Seller uses in the conduct of the Business; or

(c) has any material cause of action or other claim whatsoever against, or owes any amount to, Seller, except for claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under employee benefit plans.

SECTION 3.16 Insurance. Seller has provided to Buyer a list of all insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Seller covering the Business and true and complete copies of all such policies and bonds have been made available to Buyer. There is no claim by any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance

coverage) other than those relating to director and officer liability insurance remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller. Seller has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

SECTION 3.17 Suppliers, Customers and Contractors. Schedule 3.17 lists, by dollar volume paid for the year ended December 31, 2018 and the six (6) months ended June 30, 2019, the 15 largest suppliers and the 50 largest customers of Seller. The relationships of Seller with such suppliers, customers and contractors are reasonable commercial working relationships and: (i) no supplier or contractor has refused to provide credit, or has suspended the provision of credit, to Seller as a result of the failure or delay in payment of amounts due to such suppliers or contractors; (ii) all amounts owing to such suppliers and contractors, if not in dispute, have been paid in accordance with their respective terms; (iii) no person within the last twelve months has threatened in writing to cancel, or otherwise terminate, the relationship of such person with Seller, and (iv) no person during the last twelve months has decreased materially or threatened in writing to decrease or limit materially, its relationship with Seller or intends to decrease or limit materially its services or supplies to Seller or its usage or purchase of the services or products of Seller.

SECTION 3.18 Compliance with Laws. Seller is not in violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance, rule, regulation or other requirement (collectively, "Laws"), of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies") affecting its property, affairs or Business, where the effect of any such violation, individually or in the aggregate, would have an adverse effect on the Condition of the Business. Seller has not made any illegal payment to officers or employees of any Governmental Body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other illegal reciprocal practice, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by Seller.

SECTION 3.19 Environmental Matters. (a) For the purposes of this Agreement:

(i) "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health, or other related matters, including any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials.

(ii) "Hazardous Materials" means any pollutants, contaminants or hazardous or toxic substances, materials or wastes (including, without limitation, asbestos and asbestos-related products, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides, radon and medical waste) released into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic substances, materials, wastes or medical wastes.

(iii) "Environmental Laws" means the Resources Conservation Recovery Act, the Comprehensive Environmental Responsibility Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, and other similar federal and state laws, as amended, together with all regulations issued or promulgated thereunder, relating to pollution, the

protection of the environment or the health and safety of workers or the general public.

(b) With respect to Seller, there has been no manufacture, refining, storage, disposal or treatment of Hazardous Materials by such party (or, to the best knowledge of such party (its predecessor in interest) at any real property owned, operated, used or leased by such party in connection with the Business or otherwise in violation of any Environmental Laws or which would require remedial action under any Environmental Law; to the best knowledge of such party, none of the soil, ground water or surface water of such real property is contaminated by any Hazardous Material.

(c) During the past five years, Seller has not received any: (i) notice of any such violation with respect to any Hazardous Materials at or by any of such party's real property, (ii) notice from any governmental agency that such party, or any present or former owner, lessee or operator of such real property is a potentially responsible party for cleanup liability with respect to the emission, discharge or release of any Hazardous Material or for any other matter arising under the Environmental Laws or in any litigation, administrative proceeding, finding, order, citation, notice, investigation or complaint under any Environmental Law or (iii) notice of violation, citation, complaint, request for information, order, directive, compliance schedule, notice of claim, proceeding or litigation from any party concerning such party's compliance with any Environmental Law.

(d) To the best knowledge of Seller: (i) there are no incinerators, septic tanks or cesspools located on such real property, (ii) all sewage is discharged into a public sanitary sewer system and (iii) no Hazardous Materials are emitted, discharged or released, directly or indirectly, by Seller into the atmosphere or any body of water.

(e) Seller has obtained, and is in compliance with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Law for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its Business, except where the failure to obtain or be in compliance with any such Environmental Permits would not, singly or in the aggregate, have a material adverse effect on the Condition of the Business.

(f) All Environmental Permits are in full force and effect, and Seller has made all appropriate filings for issuance or renewal of such Environmental Permits.

(g) There are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans known to Seller (i) that may give rise to any common law cause of action against or statutory liability of Seller under any Environmental Law or (ii) that is reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry based on or related to any Environmental Matter involving Seller. There are no claims, actions, suits, hearings, investigations, inquiries or proceedings pending, or, to the best knowledge of Seller, threatened, against Seller based on or related to any Environmental Matter.

SECTION 3.20 Permits. Seller has all licenses, permits, orders or approvals of, and has made all required registrations with, any Governmental Body that are necessary to the conduct of the Business (collectively, "Permits"), except for such Permits which, if not in the possession of Seller, would not have a materially adverse effect on the Condition of the Business. All Permits are listed on Schedule 3.20 and are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

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SECTION 3.21 Finders; Fees. Except as provided in Schedule 3.21, and excluding any broker commission payable by Seller or Stockholder to Empire Business Solutions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Stockholders who might be entitled to any fee or commission upon consummation of the Contemplated Transactions. Seller and Stockholders agree to satisfy their obligations in full pursuant thereto.

SECTION 3.22 Disclosure. Neither this Agreement, the Schedules hereto, the Financial Statements nor any other audited or unaudited financial statements, documents or certificates furnished or to be furnished to Buyer by or on behalf of Seller or the Stockholders pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no facts which would materially adversely affect the Condition of the Business which have not been set forth herein, or in any Schedule hereto, or in any certificate or statement furnished or to be furnished to Buyer by Seller or the Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

SECTION 4.1 Corporate Existence and Power Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.2 Authority Relative to This Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized and approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement or the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery of this Agreement by the other parties hereto) constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such obligations and their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought (whether in law or at equity).

SECTION 4.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and the consummation by Buyer of the Contemplated Transactions will not: (i) violate any provision of the Certificate of Formation or Operating Agreement of Buyer, (ii) require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except for obtaining the consents listed on Schedule 3.2, (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, or otherwise cause the termination of or give any other contracting party to a contract the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under any Contract to which Buyer is

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a party or by or to which it or any of its properties may be bound or subject, or result in the creation of any Lien upon the properties of Buyer, (iv) subject to obtaining the consents listed on Schedules 3.2 and 4.3, violate any Order of any Governmental Body against, or binding upon, Buyer or upon Buyer's securities, properties or business, (v) subject to obtaining the consents listed on Schedule 3.2 and 4.3, violate any Law of any Governmental Body, or (vi) violate or result in the revocation or suspension of any Permit.

SECTION 4.4 Litigation. There are no Claims (whether or not the defense thereof or Liability in respect thereof are covered by insurance) pending or threatened in writing against or involving Buyer which individually or in the aggregate would have a material adverse effect upon the business, properties, financial condition or results of operations of Buyer taken as a whole. No suit, action or proceeding before any court or any Governmental Body has been commenced or is pending or, to the knowledge of Buyer, threatened against Buyer, which suit, action or proceeding seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions.

SECTION 4.5 Finders; Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer upon consummation of the Contemplated Transactions.

SECTION 4.6 Disclosure. Neither this Agreement, the Schedules hereto, nor any other audited or unaudited financial statements, documents or certificates furnished or to be furnished to Seller by or on behalf of Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 4.7 Customer Pricing. Buyer shall not increase or decrease any product pricing and/or terms offered to Customers, for any customers of Seller, after Closing until all unpaid invoices of Seller have been paid in full by the Customers, in the ordinary course and manner in which Seller was dealing with all such Customers. All payments made by Customers shall first be applied to unpaid invoices of Seller before any payments are accepted by Buyer relating to Buyer's invoicing to such Customers.

SECTION 4.8 Stockholder Personal Guaranties. The parties acknowledge and agree that Seller and Stockholder will not be required under this Agreement, or in breach of this Agreement, for failing to provide guaranties or personal guaranties to any third parties on behalf of the Business or Buyer after Closing. If any guaranties remain after Closing, Buyer shall use its best efforts to remove and release the Seller and Stockholders from all guaranties, including those held by vendors of Seller and Stockholder, upon transfer of all such vendor accounts from Seller and Stockholder to Buyer, no later than 90 days after Closing.

SECTION 4.9 Key Employees. Upon Closing, Buyer shall enter into at least 1-year contracts with certain key employees of Seller, who are referenced on Schedule 4.9, upon mutually agreed upon terms and conditions with all such employees.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.1 Conduct of Business. (a) From the date hereof through the Closing Date, Seller agrees (and the Stockholders will cause Seller):

(i) To conduct its operations according to its ordinary and usual course of business consistent with past practice, to use reasonable efforts to preserve intact its present business operations and organization, to use reasonable efforts to keep available the services of its present officers and employees, and to use reasonable efforts to preserve its relationships with customers, suppliers, contractors and others having business dealings with it.

(ii) To maintain in the ordinary course of business consistent with past practice all their material structures, equipment and other property in its present repair, order and condition, except for ordinary wear and tear.

(iii) To keep in full force and effect insurance in reasonable and sufficient amounts and scope of coverage.

(iv) To perform all of its obligations under the Contracts.

(v) To maintain its books of account and records in the usual, regular and ordinary manner.

(vi) To comply in all material respects with all Laws applicable to it.

(vii) To use its best efforts, upon the request of Buyer, to assist Buyer in obtaining the continued services of certain employees of Seller.

(viii) To cause Seller to take all reasonable steps to keep all material Contracts in full force and effect.

(ix) To cause Seller to conduct its marketing, promotional, billing and collection practices consistent with past practices.

(x) To not cause, or permit the Seller to cause, any increase or decrease in rates charged for services or products, unless previously agreed to by Buyer in writing.

(b) From the date hereof through the Closing Date, except with the prior written consent of Buyer, Seller agrees (and the Stockholders will cause Seller to):

(i) except with respect to transactions with customers and suppliers in the ordinary course of business, not to incur any material Liability or to enter into any Contract with a value in excess of $10,000.

(ii) Not to undertake (nor permit to be undertaken) any of the actions specified in Section 3.7 which are within the control of Seller.

(iii) With respect to all employees, except as provided or disclosed in Schedule 3.14, not to: (A) make, institute, agree to or change any bonus, profit sharing, pension, retirement, severance, termination, "parachute" or other similar arrangement or plan for employees and (B) otherwise than in accordance with past practices: (1) increase the compensation payable or to become payable to any employee and (2) accrue any bonus, percentage of compensation or other like benefit to or for the credit of any employee.

(iv) Other than in the ordinary course of replacing assets subject to wear and tear, not to authorize or make any capital expenditures involving the payment or liability of $10,000 or more in the aggregate.

(c) From the date hereof through the Closing Date, the Stockholders agree to use their best efforts to conduct the Stockholders' affairs (and to cause the affairs of Seller to be conducted) in such a manner so that the representations and warranties of the Stockholders and Seller contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date.

SECTION 5.2 Corporate Examinations and Investigations. Prior to the Closing Date, Seller and Stockholders agree that Buyer shall be entitled, during the Due Diligence Period, through its directors, officers, employees, attorneys, accountants, representatives, consultants and other agents (collectively, "Representatives"), to make such investigation of the properties, businesses and operations of Seller and Stockholders, and such examination of the books, records and financial condition of Seller and Stockholders, as Buyer reasonably deems necessary. Any such investigation and examination shall be conducted at Buyer's sole expense, and the reasonable times, under reasonable circumstances and upon reasonable notice, and the Stockholders shall, and shall cause Seller to, cooperate fully therewith. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller or the Stockholders contained in this Agreement. In order that Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably deem necessary of the affairs of Seller, Seller shall make available and the Stockholders shall cause Seller to make available to the Representatives of Buyer during such period, without however causing any unreasonable interruption in the operations of Seller, all such information and copies of such documents and records concerning the affairs of Seller as such Representatives may reasonably request, shall permit the Representatives of Buyer access to the properties of Seller and all parts thereof and to their respective customers, suppliers, contractors and others, and shall cause Seller and the Seller's Representatives to cooperate fully in connection with such review and examination. No later than upon expiration of the Due Diligence Period, Buyer or Seller may terminate this Agreement for any reason whatsoever. Upon such termination, Buyer shall shred or cause to be shredded all physical copies of all documents obtained from Seller relating to the operation of Seller's business and Buyer shall delete or cause to be deleted all electronic files containing information relating to the operation of Seller's business. If Buyer does not notify Seller in writing no later than one (1) business day after expiration of the Due Diligence Period for termination of this Agreement, Buyer shall be deemed to have waived any right to terminate this Agreement and the Parties shall undertake Closing within 20 days thereafter.

SECTION 5.3 Filings and Authorizations. (a) Concurrent with the execution of this Agreement, Seller (and Stockholders shall cause Seller to) file all required applications with all relevant Governmental Bodies and other parties in connection with the Required Consents and Seller and Stockholders shall thereafter prosecute such applications with all reasonable diligence in order to obtain the approval of such applications as expeditiously as practicable.

(b) The consummation of the Contemplated Transactions is expressly conditioned upon (i) the grant of Governmental Bodies' and other parties' consent in connection with the Required Consents, and (ii) the Governmental Bodies' and other parties' consents having become final orders or approvals, as the case may be, without any condition which would have a material adverse effect upon Buyer's ability to continue to operate the Business in the normal course, which grants and consents are no longer subject to administrative, judicial or other review.

(c) With respect to each Permit which may expire prior to the Closing Date, Seller

(and Stockholders shall cause Seller to) (i) timely file with the appropriate Governmental Bodies applications for renewal of each such Permit (the "Applications"), (ii) deliver to Buyer true and complete copies of such Applications, (iii) diligently prosecute such Applications to conclusion, and (iv) cooperate fully with all Governmental Bodies in the processing of such Applications.

SECTION 5.4 Efforts to Consummate. (a) Subject to the terms and conditions herein provided, each party hereto without payment or further consideration shall use its reasonable, good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including, but not limited to, obtaining all consents, authorizations, orders and approvals of any third party, whether private or governmental, required in connection with such party's performance of such transactions and each party hereto shall cooperate with the other in all of the foregoing. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to undertake any measures which in the reasonable opinion of Buyer are extraordinary to obtain any such approvals or consents, including, without limitation, under no circumstances shall Buyer be required to: (i) make any payments to any person or party from whom such consents or approvals are sought, as consideration therefor), (ii) except as Buyer may otherwise agree in writing (and Buyer shall have no obligation to so agree), accept any changes in the terms of the document or instrument for which a consent, approval or waiver is sought or (iii) alter or modify its capital or debt structure or any term or provision contained in any agreement relating thereto.

(b) Whenever this Agreement requires Seller to take any action (or to use any effort to take such action) or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of the Stockholders to cause Seller to take or refrain from taking such action.

SECTION 5.5 Negotiations With Others. From and after the date hereof, unless and until this Agreement shall have terminated in accordance with its terms, the Seller and Stockholders will not (and Stockholders will not permit any officer, director, employee or other Representative of Seller to, directly or indirectly: (a) solicit, engage in discussions or engage in negotiations with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal, (b) provide information to any person (other than Buyer or any of its Affiliates) in connection with an Acquisition Proposal or (c) enter into any transaction with any person (other than Buyer or any of its Affiliates) with respect to an Acquisition Proposal. If the Stockholders, Seller or Representative of Seller receives any offer or proposal to enter into discussions or negotiations relating to any of the above, Seller or the Stockholders will immediately notify Buyer in writing as to the identity of the offeror or the party making any such proposal and the specific terms of such offer or proposal.

SECTION 5.6 Notices of Certain Events. Seller and Stockholders shall advise Buyer within ten (10) days of learning, after the date hereof, of any employee of Seller who intends to cancel or otherwise terminate his or her relationship with Seller and Stockholders. In addition, Seller and Buyer shall promptly notify the other of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

(b) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; and

(c) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made

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as of the date hereof or as of the Closing Date, or that would constitute a violation or breach of any covenant of any party contained in this Agreement.

SECTION 5.7 Public Announcements. Neither Seller, Stockholders nor Buyer shall make or issue, or cause to be made or issued, any announcement or statement (whether written or oral) concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other party. This provision shall not apply, however, to any announcement or statement required in the reasonable opinion of Buyer, Stockholders or Seller, to be made by law or the regulations of any federal or state governmental agency or any stock exchange.

SECTION 5.8 Confidentiality. (a) Buyer, on the one hand, and the Stockholders and Seller, on the other hand, each shall hold in strict confidence, and shall use its best efforts to cause all of their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all information concerning the Stockholders and Seller (in the case of Buyer) and Buyer (in the case of the Stockholders and Seller) which is created or obtained prior to, on or after the dates hereof in connection with the Contemplated Transactions, and Buyer and the Stockholders and Seller shall not use, directly or indirectly or disclose to others, or permit the use of or disclosure of, any such information created or obtained, and will not release or disclose such information to any other person, except its officers, directors, employees, Representatives, investors and lending institutions who need to know such information in connection with this Agreement. Buyer understands Buyer shall not disclose the existence of this Agreement, or the contents or transaction contemplated herein with any employee, vendor, customer, competitors, or independent contractors of Seller without the prior written authorization of Seller.

(b) If the Contemplated Transactions are not consummated, such confidence shall be maintained except: (i) as required by law or (ii) to the extent such information comes into the public domain through no fault of Buyer or Seller or the Stockholders, as the case may be, or any of their respective Representatives. If the Contemplated Transactions are not consummated and if requested by Seller or Buyer, as the case may be, Buyer shall return to Seller all tangible evidence of such information regarding Seller and Seller shall return to Buyer all tangible evidence of such information regarding Buyer.

SECTION 5.9 Bulk Sales and Transfer Taxes. Seller and Buyer each waives any requirement for compliance with the procedures of any applicable "bulk sales law or transfer tax law", including, without limitation, the bulk transfer provisions of any applicable Uniform Commercial Code or California Bulk Sales laws; provided, however, that Seller and the Stockholders shall jointly and severally indemnify Buyer from any liability arising therefrom.

SECTION 5.10 Certain Expenses.

(a) Any and all sales, use, transfer and documentary taxes and recording and filing fees applicable to the transfer of the Purchased Assets to Buyer shall be borne by Buyer.

(b) Except as otherwise specifically provided herein, Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

SECTION 5.11 Tax Matters. (a) After the Closing, Buyer and Seller will provide each other such assistance as may be reasonably requested by either of them in connection with the preparation of any

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Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liability for Taxes, and each will retain and provide the other with, at all reasonable times, any work papers, records or other information which may be relevant to such Return, audit or tax examination proceedings or determinations.

(b) Seller shall provide Buyer with a clearance certificate or similar document(s) that may be required by the taxing authority of any jurisdiction in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price.

(c) Seller shall timely pay all Taxes (including payments of estimated Taxes) that are shown as due and payable on Returns that are due (taking into account any valid extensions of time to file) in connection with the period ended December 31, 2018. Buyer and Seller shall work with their tax preparers in order to prorate Taxes among the Seller and Buyer for the 2019 tax year as of the Closing Date, if applicable and if appropriate, as determined by the Buyer and Seller's tax preparers.

SECTION 5.12 Additional Agreements. At and after the Closing Date, the Seller and Stockholders will, without further consideration, execute and deliver such further instruments and documents and do such other acts and things as the Buyer may reasonably request in order to effect or confirm the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to the Obligations of Seller and Buyer. The obligations of Buyer and Seller to consummate the Contemplated Transactions by this Agreement are subject to the satisfaction of the following conditions:

(a) No Injunction. No provision of any applicable Law and no judgment, injunction, order or decree of any Governmental Body shall prohibit the consummation of the Contemplated Transactions.

(b) No Proceeding or Litigation. No suit, action or proceeding before any Governmental Body instituted by any person shall have been commenced or be pending or threatened against Seller, Buyer or the Stockholders or any of their respective Affiliates, associates, officers or directors, which suit, action or proceeding shall have a reasonable likelihood of success and which suit, action or proceeding seeks to restrain, prevent, change or delay in any material respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks material damages in connection with any of such transactions or seeks to restrain or prevent the ownership and operations by Buyer after the Closing Date of the Purchased Assets.

(c) Consents. All Required Consents shall have been obtained in form and substance consistent with the provisions of this Agreement or as otherwise agreed to in writing by Buyer and shall have become effective, no longer subject to any statutory, administrative or judicial waiting, appeal, reconsideration or appeal periods, without any condition which is adverse to Buyer.

SECTION 6.2 Conditions to the Obligations of Seller. All obligations of Seller hereunder are subject, at the option of Seller, to the fulfillment prior to or at the Closing of each of the following further conditions:

(a) Performance. Buyer shall have performed and complied in all material respects with all of its agreements, obligations and covenants hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(c) Documentation. There shall have been delivered to Seller the following:

(i) One or more duly executed originals of the Assumption Agreement signed by Buyer, and such other instruments of assumption as are reasonably necessary or desirable to effect the assumption by Buyer of the Assumed Liabilities.

(ii) A certificate, dated the Closing Date, of the President or a Vice-President of Buyer confirming the matters set forth in Section 6.2(a) and (b) hereof.

(iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Buyer certifying, among other things, that attached or appended to such certificate (A) is a true and correct copy of its Certificate of Incorporation and all amendments if any thereto as of the date thereof, (B) is a true and correct copy of its By-laws, (C) is a true copy of all corporate resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Buyer pursuant hereto, and (D) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

(iv) The Buyer shall have delivered to each of Seller and Stockholders executed copies of the Consulting and Covenant Not to Compete Agreement, substantially in the form annexed hereto as Schedule 6.2(c)(iv).

(vi) The Buyer shall have delivered to Seller the originally executed Lease Agreement.

SECTION 6.3 Conditions to the Obligations of Buyer. All obligations of Buyer hereunder are subject, at its option, to the fulfillment prior to or at the Closing of each of the following further conditions:

(a) Performance. Seller and the Stockholders shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Seller and the Stockholders contained in this Agreement and in any certificate or other writing delivered by the Stockholders or Seller pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time.

(c) No Adverse Change. During the period from the date hereof to the Closing Date, there shall not have been: (i) any material adverse change in the Condition of the Business, (ii) any damage to the Purchased Assets by fire, flood, casualty, act of God or other cause, which has a material adverse effect on the Purchased Assets or the Business, or (iii) any lawsuits, claims or proceedings filed, or to the knowledge of Seller or the Stockholders threatened, against or affecting Seller which, if adversely

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determined, is reasonably likely to have a material adverse effect on the Condition of the Business.

(d) Documentation. There shall have been delivered to Buyer the following:

(i) one or more duly executed originals of the Bill of Sale, substantially in the form of the Bill of Sale annexed as Schedule 6.3(d)(i) hereto and such other instruments as are necessary or desirable to effect the transfers, conveyances and assignments to Buyer of the Purchased Assets, and to perform Seller's and Stockholders' obligations hereunder.

(ii) A certificate dated the Closing Date, of the President of Seller and Stockholders, confirming the matters set forth in Section 6.3(a) and (b) hereof.

(iii) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Articles of Incorporation and By-laws (or comparable instruments) of Seller, and all amendments, if any, thereto as of the date thereof, (B) is a true copy of all corporate actions taken by it, including resolutions of its board of directors, authorizing the execution, delivery and performance of this Agreement, and each other document to be delivered by Seller pursuant hereto and (C) are the names and signatures of its duly elected or appointed officers who are authorized to execute and deliver this Agreement and any certificate, document or other instrument in connection herewith.

(iv) Releases of all Liens on the Purchased Assets, together with copies of UCC, tax and judgment searches with respect to Seller and the appropriate tax certificates evidencing the payment of all taxes owed by Seller, each dated as of a date within five (5) Business Days of the Closing Date.

(v) The Seller and the Stockholders shall have executed and delivered a Consulting and Covenant Not to Compete Agreement, substantially in the form annexed hereto as Schedule 6.2(c)(iv).

(vi)The Seller shall have delivered to Buyer the originally executed Lease Agreement.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Survival of Representations and Warranties. Notwithstanding any right of Buyer or Seller to fully investigate the affairs of Buyer or Seller, and notwithstanding any knowledge of facts determined or determinable by Buyer or Seller pursuant to such investigation or right of investigation, Buyer and Seller have the right to rely fully upon the representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement, listed or disclosed on any Schedule attached hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All representations and warranties made by Buyer, Seller or Stockholders hereunder and all indemnities, covenants and agreements of Buyer, Seller or Stockholders hereunder shall survive the Closing Date notwithstanding any investigation by the parties hereto for a period of five (5) years following the Closing Date and shall thereafter terminate except as to claims theretofore made. Notwithstanding anything contained herein, any obligation to indemnify pursuant to a claim given within the applicable period hereunder shall continue in effect until such indemnification obligation is satisfied and any covenant not to compete shall continue for the period set forth therein.

SECTION 7.2 Obligation of Seller to Indemnify. The Stockholders and Seller, jointly and severally, agree to indemnify, defend and hold harmless Buyer (and its directors, officers, employees, Affiliates, successors and assigns and Representatives) from and against all claims, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including interest, penalties and reasonable attorneys' fees and disbursements (collectively, the "Losses")) based upon, arising out of or otherwise in respect of:

(a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller or the Stockholders contained in this Agreement or in any Schedules or documents delivered pursuant to this Agreement;

(b) any obligation or Liability arising in connection with the Business from or in respect of any event or circumstance occurring prior to the Closing Date;

(c) any and all Losses resulting from any adjustment to any accounts receivable or prior billings of Seller, other than those contained in allowances for doubtful accounts as set forth in the books and records of Seller as of the date hereof; and

(d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

SECTION 7.3 Obligation of Buyer to Indemnify. Buyer and Buyer's directors, officers, owners, members and assigns agree to indemnify, defend and hold harmless Seller and the Stockholders from and against any Losses based upon:

(a) Buyer's failure to do so or arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any document delivered pursuant to this Agreement; or

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(b) Any obligation or Liability arising in connection with the Business from or in respect of any event or circumstance occurring after the Closing Date;

SECTION 7.4 Notice and Opportunity to Defend Third Party Claims. (a) Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee shall give written notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Sections 7.2 or 7.3 hereof (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

ARTICLE VIII

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) By mutual written consent of Seller and the Stockholders, on the one hand, and Buyer on the other;

(b) By Buyer during the Due Diligence Period, with written notice to Seller;

(c) By Seller and the Stockholders, if: (i) there has been a material misrepresentation or breach of warranty on the part of Buyer in the representations and warranties contained herein and such material misrepresentation or breach of warranty, if curable, is not cured within 15 days of written notice thereof from Seller, (ii) Buyer has committed a material breach of any covenant imposed upon it hereunder and fails to cure such breach within 15 days of written notice thereof from Seller, or (iii) any condition to Seller's or the Stockholders' obligations hereunder becomes incapable of fulfillment through no fault of such parties and is not waived by such parties;

(d) By Buyer, if (i) there has been a material misrepresentation or breach of warranty on the part of Seller or the Stockholders in the representations and warranties contained herein and such

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material misrepresentation or breach of warranty, if curable, is not cured within 15 days of written notice thereof from Buyer to Seller, (ii) Seller or the Stockholders have committed a material breach of any covenant imposed upon them hereunder and fails to cure such breach within 15 days of written notice thereof from Buyer to Seller, or (iii) any condition to Buyer's obligations hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer;

(e) By Seller and the Stockholders, or Buyer, if the Closing shall not have occurred on or before September 30, 2019; provided that no party may terminate this Agreement pursuant to this clause if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date.

SECTION 8.2 Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder except: (i) to the extent that a party has made a material misrepresentation hereunder or committed a material breach of the covenants and agreements imposed upon it hereunder or (ii) to the extent that any condition to a party's obligations hereunder became incapable of fulfillment because of the breach by a party of its obligations hereunder. Notwithstanding the foregoing, the agreements contained in Sections 5.8 and 5.10 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions. Notwithstanding anything to the contrary contained herein, no party shall have any obligation to any other hereunder arising out of the occurrence of an event or circumstance not within the control of such party which event or circumstance resulted in a representation or warranty of such party ceasing to be true.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand, telecopied or mailed (by overnight courier or registered or certified mail, postage prepaid) as follows:

(i) If to Buyer, one copy to:

Seaport Group Enterprises LLC
117 West 9th Street, Suite 316
Los Angeles, California 90015
Attn: Shannon Masjedi, Managing Member
Email:

(ii) If to Stockholders, one copy to:

Peter Camarda and Nancy Camarda
11389 High Ranch Road
Lakeside, CA 92040

Email: NCamarda@cox.net

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(iii) If to Seller, one copy to:

PNC, INC.
11389 High Ranch Road
Lakeside, CA 92040

Attn: Nancy Camarda, President
Email: NCamarda@cox.net

(b) Each such notice or other communication shall be effective (i) if given by email, when such email is transmitted to the email address specified in Section 9.1(a); or (ii) if given by any other means, when delivered at the address specified in Section 9.1(a). Any party by notice given in accordance with this Section 9.1 to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder.

SECTION 9.2 Entire Agreement. This Agreement (including the Schedules attached hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement between the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

SECTION 9.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in, this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

SECTION 9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws rules thereof.

SECTION 9.5 Consent to Jurisdiction and Service of Process. The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of California or the courts of the United States located in San Diego County, California, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding.

SECTION 9.6 Designated Buyer. It is understood and agreed between the parties that Buyer may cause one or more Affiliates, direct or indirect Subsidiaries or other entities designated by it (the

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"Designated Buyer") to carry out all or part of the Contemplated Transactions to be carried out by Buyer, in which case the Designated Buyer shall jointly and severally assume all obligations of the Buyer as though the Designated Buyer was the Buyer identified herein.

SECTION 9.7 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. Except as otherwise provided in Section 9.6, this Agreement may not be assigned by a party without the express written consent of the others and any purported assignment, unless so consented to, shall be void and without effect. Nothing herein express or implied is intended or shall be construed to confer upon or to give anyone other than the parties hereto and their respective heirs, legal representatives and successors any rights or benefits under or by reason of this Agreement. Accordingly, no party that has not executed this Agreement shall have any right to enforce any of the provisions of this Agreement.

SECTION 9.8 Severability. If any provisions of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

SECTION 9.9 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

BUYER:

Seaport Group Enterprises LLC

By:____________________
Shannon Masjedi
Managing Member

STOCKHOLDERS:

____
Nancy Camarda

____
Peter Camarda

SELLER:

PNC, INC.

By:____________________
Nancy Camarda
President